EXHIBIT 10.14

                                AGREEMENT BETWEEN
                           QUEST PRODUCTS CORPORATION
                                       AND
                                  SOL H. WYNN

     Quest Products Corporation ("Quest") and Sol H. Wynn ("Wynn") by this document set forth the material terms of the agreement that they have reached in connection with the sale and assignment by Wynn to all right, title and interest in U.S. Patent No. 5,859,419 to a corporation to be formed entitled Wynn Technologies, Inc. Quest and Wynn, by setting forth their signatures below, expressly state that they intend that this document set forth the material terms of a mutually binding agreement between them although the parties intend and hereby agree forthwith to enter into a more formal legal document which sets forth the terms hereof and such other terms as both Quest and Wynn shall mutually agree to be bound by in writing. However, until such time as the parties enter into the long form agreement, this document shall be deemed a mutually binding and complete agreement between the parties.

     The material terms of the agreement between Quest and Wynn are as follows:

          1. Quest shall, within five (5) business days from the date hereof, cause to be formed a corporation entitled Wynn Technologies, Inc. The stock of Wynn Technologies, Inc. shall be owned sixty-five percent (95%) by Quest and thirty-five percent (35%) by Wynn.

          2. Within five (5) business days after the formation of Wynn Technologies, Inc. Wynn shall sell and assign all right, title and interest in U.S. Patent No. 5,859,419 ("the Patent") to Wynn Technologies, Inc. and shall execute an assignment of patent document on the appropriate forms to be recorded in the United States Patent and Trademark Office.


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

          3. Wynn shall be entitled to receive two percent (2%) of the gross revenues of Wynn Technologies, Inc., provided, however, that Wynn's right to the two percent (2%) of gross revenues shall not be exclusive of his right to dividends in proportion to his share holdings, i.e, thirty-five percent (35%). The parties acknowledge that if Wynn Technologies. Inc. elects to simply sub-license the patent the corporate expenses shall be de minimus and the dividends to Wynn shall approximate thirty-five percent (35%) of the sub-license fees. Wynn Technologies, Inc. shall account to Wynn at least quarterly in the form of income and expense statements.

          4. As further consideration for entering into this agreement, Wynn shall receive options to purchase Common Stock in Quest, exercisable for fIve
(5) years from delivery, as follows:

             (i) Within five (5) days of the execution of this agreement, Quest shall deliver to Wynn options to purchase 5,000,000 shares of the Common Stock of Quest at the option exercise price of five cents ($.05) per share;

             (ii) Upon Wynn Technologies, Inc. achieving $10,000,000 in cumulative revenues, Quest shall deliver to Wynn options to purchase an additional 5,000,000 shares of Common Stock of Quest at the option exercise price of seven cents ($.O7) per share and;

             (iii) Upon Wynn Technologies, Inc. achieving the sum of $30,000,000 in cumulative revenues, Quest shall deliver to Wynn options to purchase 10,000,000 shares of the Common Stock of Quest at the option exercise price of ten cents ($.1Q) per share.


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

          5. Quest will have until May 30, 2001 to raise a minimum of $1,000,000 (One Million Dollars) needed for financing the further research, development and commercialization of the business which is covered by the Patent.

          6. Quest will have until December 31, 2002 to secure bona fide third-party revenue-generating agreements for the business covered by the Patent, which agreements shall be subject to the written approval of Wynn and Quest, said approval not to be unreasonably withheld.

          7. Quest agrees that a business plan and schedule shall be completed no later than August 2, 2001 for the further research, development and commercialization of the business covered by the Patent, which business plan and schedule shall be subject to the written approval of Wynn and Quest, said approval not to be unreasonably withheld.

          8. As soon as Wynn Technologies, Inc. achieves $100,000,000 in cumulative revenue, Wynn shall be entitled to one (1) seat on the Board of Directors of Quest

          9. As soon as Wynn Technologies, Inc. achieves $200,000,000 in cumulative revenue, Wynn shall be entitled to lead a design-engineering center in California which shall be financed by Wynn Technologies, Inc.

          10. Wynn Technologies, Inc., notwithstanding the respective voting positions of both Quest and Wynn, shall require the prior approval of Wynn for any sale or merger of Wynn Technologies, Inc.

          11. In the event that Quest fails to raise the required capital for this project as set forth in Paragraph 5 above, or Quest fails to secure revenue generaUng agreements as set forth in Paragraph 6 above, or fails to complete a business plan and schedule


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

as set forth in Paragraph 7 above, Wynn shall be entitled to purchase Quest's sixty-five percent (65%) interest in Wynn Technologies, Inc. for the sum of $10.00.

          12. Wynn Technologies, Inc., if necessary, shall have the right to sub-license rights to this agreement and to Patent in connection with any revenue generating contracts contemplated in Paragraph 6 above.

          13. Without the written consent of Wynn, there shall be no sale, hypothecation or encumbrance of U.S. Patent No. 5,859,419, which Patent shall remain the property of Wynn Technologies, Inc., free and clear of any liens or encumbrances and subject only to the buy-back provisions of Paragraph 11 above and the sub-licensing provisions of Paragraph 12 above.

          14. Any dispute between the shareholders of Wynn Technologies, Inc. shall be subject to the exclusive jurisdiction of the U.S. District Court of the Eastern District of California, Sacramento Division, which shall exercise diversity and/or federal question jurisdiction. In the event that court lacks jurisdiction or abstains, the Superior Court for the State of California, County of Sacramento, shall have exclusive jurisdiction. In either event, the laws of the State of California governing closely held corporations shall apply.


AGREED TO BY THE PARTIES.
                                    QUEST PRODUCTS CORPORATION



    November 2, 2000                 By:/S/:
                                       ----------------------------------------
                                         Burton A. Goldstein, Chairman and CEO




    November 2, 2000                    /S/:
                                       ----------------------------------------
                                         Sol H. Wynn


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